SECURITIES AND EXCHANGE COMMISSION


                     Washington, D.C.  20549


                            FORM 8-K

                ________________________________

                         CURRENT REPORT

             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934



                Date of Report:  October 13, 1998
                (Date of earliest event reported)

                ________________________________


                SUPER VISION INTERNATIONAL, INC.
     (Exact name of registrant as specified in its charter)

                ________________________________



Delaware                      0-23590             59-3046866
(State or other          (Commission File    (IRS Employer
jurisdiction of          Number)             Identification No.)
incorporation or
organization)


                      8210 Presidents Drive
                     Orlando, Florida 32809
       (Address of principal executive offices, zip code)

                         (407) 857-9900
(Registrant's telephone number, including area code)












ITEM 5.  OTHER EVENTS.

     On October 13, 1998, the Company was informed for the second time this year by Nasdaq that the Company's public warrants (SUPVZ) (the "Public Warrants") would be delisted from the Nasdaq SmallCap Market effective at the close of business November 13, 1998 for failure to maintain two active market makers. The Company has until this date to obtain two active market makers for the Public Warrants for ten consecutive trading days. An active market maker is one who is registered to trade a security and maintains a continuous, two-side quotation. However, if the Company is not successful in having a minimum of two investment banking firms become market makers for its Public Warrants, then as of November 13, 1998, the Company's Public Warrants will be delisted from Nasdaq, and will no longer be traded on any public exchange or quotation system.

     The delisting will not effect the term or exerciseability of the Public Warrants.

     In order to be relisted on the Nasdaq SmallCap Market, it will be necessary for the Company to re-apply for initial listing of its Public Warrants once it determines that it can meet the initial listing requirements. The initial listing criteria, insofar as they would be applicable to the Company, require, generally, net tangible assets of $4,000,000, a public float of 1,000,000 shares, a market value of the public float of not less than $5,000,000, and some minimum bid price for the Public Warrants. Once a company is accepted for relisting on the Nasdaq SmallCap Market, it will be required to maintain, among other requirements, net tangible assets of $2,000,000, a public float of 500,000 shares and a market value of the public float of not less than $1,000,000.

     The Company is not certain when it will be able to meet the initial listing requirements for its Public Warrants. There is no assurance that the Company will be successful in meeting the requirements for relisting its Public Warrants on the Nasdaq SmallCap Market.

















                           SIGNATURES

     Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                              SUPER VISION INTERNATIONAL, INC.
                                (Registrant)

Date:  October 26, 1998       By:/s/John P. Stanney
                                  John P. Stanney
                                  President & Chief Financial
                                  Officer